CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT. THE REDACTED INFORMATION HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL, AND DISCLOSURE WOULD LIKELY CAUSE COMPETITE HARM TO THE COMPANY. OMISSIONS ARE DESIGNATED AS "[*****]".

SEPARATION, TRANSITION SERVICES AND GENERAL RELEASE AGREEMENT

This Separation, Transition Services and General Release Agreement ("STR Agreement") is made and entered into, on March 13, 2026, by and between Ricardo A. Anzaldua ("Employee") and Everest Global Services, Inc. (the "Company"), a member of Everest Group, Ltd. (together with its current and former parents, subsidiaries, affiliates, predecessors, successors and assigns, "Everest"). The Company and Employee are each referred to herein as a "Party" and together as the "Parties".

WHEREAS, Employee began his employment with the Company on June 12, 2023;

WHEREAS, the Company and Employee entered into an Amended and Restated Employment Agreement, dated April 22, 2024 ("Employment Agreement");

WHEREAS, the Company announced Employee's intention to retire on September 24, 2025, and thereafter Employee has been providing transition services as a special advisor to the Company;

WHEREAS, in recognition of Employee's service to the Company, his assistance as a special advisor to the Company during an extended transition period, and his agreement to act as an advisor to the Company for an additional period of time, to resolve any dispute concerning the amount of his entitlements in connection with his separation from employment, and in exchange for a full release of all contractual entitlements, claims, rights, and other undertakings with respect to the Company in consideration of his service to the Company, the Parties desire to enter into this Agreement, under which the Company will provide certain consideration as set forth below and Employee will provide a release of claims, consulting services, and modifications to certain restrictive covenants;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. **SEPARATION:** Employee's last day of employment with the Company is today, March 13, 2026 (the "Separation Date"). After the Separation Date, Employee will not represent himself as being an employee, officer, attorney, agent or representative of the Company and/or Everest, for any purpose. Except as otherwise set forth in this STR Agreement, the Separation Date will be the employment termination date for Employee for all purposes, meaning Employee will no longer be entitled to further compensation, monies or other benefits from the Company and/or Everest, including coverage under any benefits plans or programs sponsored by the Company and/or Everest from and after the Separation Date. Effective as of the Separation Date, Employee will no longer have the authority to act on behalf of Everest Group, Ltd., or any of its subsidiaries, including, but not limited to, the Company, in any capacity.

2. **ADVISORY, TRANSITION SERVICES, AND COOPERATION:** Employee will serve as an advisor to the Company for the period commencing on the Separation Date and ending on December 13, 2026, unless sooner terminated by the Company or Employee (the "Advisor Period") by providing reasonable notice in writing. During the Advisor Period, Employee will make himself reasonably available to provide support, service and otherwise aid the transition of Everest's General Counsel role by responding to questions regarding operations

which fell under Employee's area of responsibility during his employment with the Company as Executive Vice President and General Counsel.

Employee agrees to cooperate with the Company about matters within his knowledge and responsibility. In addition, during the Advisor Period and thereafter Employee agrees that he shall reasonably cooperate with Everest and its counsel in connection with governmental investigations, subpoenas, and/or the negotiations, settlement, defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of Everest that relate to events or occurrences that transpired during Employee's employment with or provision of services to the Company. Employee's cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the Company at mutually convenient times and locations and providing immediate notice to the Company in the event he is served with any subpoena or request for information relating to Everest.

3. **PERMITTED DISCLOSURES/ACTIVITIES:** Notwithstanding anything in this STR Agreement to the contrary, nothing in this STR Agreement or any other agreement between Employee and the Company, including, but not limited to, the Employment Agreement: (a) prohibits Employee from voluntarily communicating with, or providing information to, any attorney retained by Employee or any government agency or other law enforcement agency or regulator that is responsible for enforcing a law on behalf of the government regarding conduct or action undertaken or omitted to be taken by the Company, Everest, or any Company Released Party (defined below) that Employee reasonably believes is illegal or in material non-compliance with any financial disclosure or other regulatory requirement applicable to the Company, Everest, or any Company Released Parties; (b) prohibits Employee from providing truthful testimony or accurate information in connection with any investigation being conducted into the business or operations of the Company, Everest, or any Company Released Party by any such government agency or other regulator; or (c) requires Employee to obtain the approval of, or give notice to, the Company, Everest, or any Company Released Party or any of their respective employees or representatives to take any action permitted under clauses (a) or (b).

4. **CONSIDERATION:** Provided that Employee executes, delivers, does not revoke, and complies with the terms of this STR Agreement, the Company agrees to make payments on behalf of Employee totaling the gross amount of $7.25 million, as detailed on Schedule 1 attached hereto, less applicable withholding, in respect of separation benefits provided under Section 6(c) of the Employment Agreement, pre-Separation Date transition services, post-Separation Date advisory services, cash in lieu of vesting of all outstanding equity awards (which shall be cancelled as of the Separation Date), reimbursement of anticipated COBRA expenses, legal fees, retirement entitlements and extension of the non-solicitation covenant.

5. **CONTINUING OBLIGATIONS:** Subject to Section 3 (Permitted Disclosures/Activities), Employee hereby acknowledges, re-affirms, and agrees that he will strictly comply with his obligations under Sections 6(f), 6(g) and 11 (including sub-sections (a) through (h) of Section 11) of the Employment Agreement, and Employee further agrees that the duration of the employee non-solicitation covenant set forth in Section 11(g)(i) of the Employment Agreement shall be extended through September 12, 2027. The Company agrees to waive Employee's obligations under Section 12 of the Employment Agreement upon conclusion of the Advisor Period.

6. CONFIDENTIALITY:

The Parties agree to keep confidential and make no voluntary disclosure of the terms of this STR Agreement and/or the existence thereof, to any person or entity of any kind or identity whatsoever; provided, however, that (a) Employee shall maintain this Agreement as an attorney-client confidence; (b) the Parties may disclose this STR Agreement in connection with any legal proceedings to enforce the terms of this STR Agreement; (c) the Company will disclose the STR Agreement, including the total amount of payments set forth in Section 4 above (but not Schedule 1 hereof) on a Form 8-K filed with the SEC and file a copy of the STR Agreement with the SEC as an exhibit to a periodic report on Form 10-Q; (d) Employee may disclose this Agreement, including Schedule 1 to his tax and financial advisors solely for the purposes of obtaining professional advice and only on the condition that any such individual is first apprised of this confidentiality provision and agrees to be bound thereby; and (e) the Parties may disclose this STR Agreement as required by law, regulation, subpoena, or court order or as requested by a regulatory body, provided that, prior to making any such disclosure, and within three (3) business days of a demand or request for such disclosure, the Party from whom disclosure is sought shall (unless otherwise requested or demanded by a regulatory body) provide the other Party with written notice that such disclosure has been requested or demanded and use its or his best efforts to ensure that, if such disclosure is necessary, it occurs in a manner that maintains the confidentiality of the STR Agreement to the fullest extent possible.

7. NO ADMISSION OF LIABILITY: Each Party agrees that neither this STR Agreement nor the furnishings of the consideration for this STR Agreement shall be deemed or construed at any time for any purpose as an admission by such Party of any liability or unlawful conduct of any kind.

8. CONSIDERATION CONTINGENT UPON RELEASES WITHOUT REVOCATION:

a. Employee understands and agrees that he is not otherwise entitled to and will not receive the moneys and/or benefits specified in Section 4 above, except in consideration for his execution of this STR Agreement and the fulfillment of the promises contained herein without revocation.

b. Employee fully releases and discharges the Company and Everest from any and all rights, claims, actions, liabilities, damages or causes of action arising under the Age Discrimination in Employment Act whether known or unknown, asserted or unasserted, or in connection with his employment and/or termination from employment with the Company, or otherwise arising on or prior to the date that Employee signs this STR Agreement.

c. Employee understands that he has at least 21 days from the date he receives this STR Agreement to consider the terms of this STR Agreement, including whether to sign this STR Agreement ("Consideration Period"). If Employee chooses to sign this STR Agreement before the Consideration Period ends, Employee represents that it is because he freely chose to do so after carefully considering its terms. Employee agrees with the Company that any changes to this STR Agreement after March 9, 2026, whether material or immaterial, do not toll or restart the running of the Consideration Period.

d. Employee acknowledges that he may revoke this STR Agreement but must do so within seven (7) days after he executes this STR Agreement ("Revocation Period"). If the Revocation Period expires on a weekend or holiday, Employee will have until the end of the next business day to revoke. Such revocation must be in writing and must be emailed, personally delivered, or mailed and postmarked within the seven (7) day revocation period, and sent to the attention of Christopher Kujawa at the Company's Human Resources Department:

To:	Everest Global Services
Attn:	[*****]
	100 Everest Way
	Warren, NJ 07059
Email:	[*****]
Fax No.:	[*****]

e. Employee also acknowledges that he has had the opportunity to consult with his own counsel and that by this provision of the STR Agreement the Company has advised Employee to consult with his own counsel regarding the terms of this STR Agreement.

f. If Employee does not advise the Company in writing within seven (7) calendar days after signing that he has revoked this STR Agreement, this STR Agreement upon signing by the Company shall be effective, enforceable and binding on all Parties on the eighth (8th) calendar day after Employee signs this STR Agreement (the "Effective Date").

9. NO OTHER PAYMENTS OR CLAIMS: The Parties expressly understand and agree that absent this STR Agreement, Employee would not otherwise be entitled to the consideration specified in Section 4 of this STR Agreement. Further, by signing this STR Agreement, Employee agrees that Employee is not entitled to any other payments, benefits and/or other consideration from the Company that are not specifically listed in Section 4 above. Without limiting the generality of the foregoing, Employee hereby expressly waives any right or claim that Employee may have or assert to employment or reinstatement to employment, and/or to payment for backpay, front pay, interest, bonuses, damages, benefits, outplacement, severance pay benefits or otherwise, equity, and/or attorneys' fees, except for those qualified retirement benefits in which Employee has vested rights under the terms of the applicable plan and applicable law. Employee further agrees and acknowledges that once the Company has provided Employee the payments and other consideration set forth in this STR Agreement, the Company will have paid Employee in full any and all monies owed to Employee in connection with Employee's employment with the Company and separation from employment, including but not limited to payment for all services performed on behalf of the Company through Employee's Separation Date, except as otherwise specifically stated in this STR Agreement.

10. GENERAL RELEASES: Subject to Section 3 (Permitted Disclosures/Activities), Employee, on behalf of himself, his heirs, executors and assigns, to the extent permissible under applicable law, knowingly, voluntarily and unconditionally releases and forever discharges the Company, Everest and each of their respective current and former officers, agents, directors, contractors, attorneys and employees, past and present (hereinafter "Company

Released Parties") from any and all claims, actions, causes of action, charges, and/or complaints under state, federal and/or local laws related to Employee's employment with the Company, termination from employment or otherwise, which Employee has or may have, whether known or unknown, asserted or unasserted, up to the date that Employee signs this STR Agreement; this general release specifically includes, but is not limited to, any claim (a) based on any federal, state or local statute, including, but not limited to, any statute relating to employment, medical leave, retirement or disability, age, sex, pregnancy, race, religion, national origin, sexual orientation or other form of harassment or discrimination; (b) for wrongful or retaliatory termination of any kind; (c) for fraud or fraud in the inducement; (d) for negligent misrepresentation; (e) relating to any implied or express contract, promise or agreement (whether oral or written); (fj for intentional or negligent infliction of emotional distress or harm, defamation, battery, assault, or any other tort; (g) for additional compensation, severance pay or benefits of any kind; (h) for breach of fiduciary duty; *(i)* for attorneys' fees or costs; or (j) for promissory estoppel.

Notwithstanding the foregoing, and for the sake of clarification, this general release does not affect, and Employee does not release, discharge or waive (i) any rights as a stockholder of the Company; (ii) any vested rights under and subject to any compensation-related plans sponsored by the Company; (iii) any indemnification rights the Employee may have in accordance with the Company's governance instruments, pursuant to Section 7 of the Employment Agreement, or under any director and officer liability insurance maintained by the Company with respect to liabilities arising as a result of the Employee's service as an officer and employee of the Company; (iv) claims for unemployment or workers' compensation benefits; (v) claims that may arise after the date that Employee signs this STR Agreement; (vi) claims for vested rights under the Company's ERISA-covered employee benefit plans as applicable on the date Employee signs this STR Agreement; (vii) Employee's right to continued health benefits under COBRA; and (viii) claims which cannot be released by private agreement.

The Company, to the extent permissible under applicable law, knowingly, voluntarily and unconditionally releases and forever discharges Employee from any and all claims, actions, causes of action, charges, and/or complaints under state, federal and/or local laws related to Employee's employment with Company, termination from employment or otherwise, which the Company has or may have, whether known or unknown, asserted or unasserted, up to the date that the Company executes this STR Agreement.

9. **NEUTRAL REFERENCE FOR PROSPECTIVE EMPLOYERS:** In the event that Employee seeks to provide confirmation of his employment with the Company to a potential or future employer, Employee shall refer the prospective employer to the "Human Resources Department (Attn: [*****])" at Everest, and the Company agrees that it will solely provide a neutral reference in the form of confirming the Employee's name, job title, dates of service, and final salary.

10. **NO CLAIMS FILED/BINDING AGREEMENT AND COVENANT NOT TO SUE:** Employee understands that as of the Effective Date, this STR Agreement will be final and binding. Subject to Section 3 (Permitted Disclosures/Activities), each Party represents and agrees that it has not filed any claims, charges, complaints, actions or lawsuits against the other, or caused to be filed any claims, charges, complaints, actions or lawsuits against the other with any municipal, state or federal agency charged with the enforcement of any law. Pursuant to and as a part of the mutual releases and discharges set forth herein, and to the fullest extent permitted by law, each Party agrees not to sue or file a claim, charge, complaint,

action, or lawsuit against the other Party or assist or otherwise participate willingly or voluntarily in any claim, arbitration, suit, action, investigation or other proceeding of any kind which relates to any matter that involves the Company, and that occurred up to and including the date of the execution of this STR Agreement, unless required to do so by court order, subpoena or other directive by a court, administrative agency, arbitration panel or legislative body and except as permitted in Section 3 (Permitted Disclosures/Activities). To the extent any such action may be brought against the Company by a third party, Employee expressly waives any claim to any form of monetary or other damages, or any other form of recovery or relief (including any backpay, frontpay, reinstatement or other legal or equitable relief) in connection with any such action. Nothing in this STR Agreement, however, limits Employee's right to receive an award from any government or regulatory agency that provides awards for providing information relating to a potential violation of law.

Furthermore, if either Party is found to have materially breached any obligation under the STR Agreement, the breaching party agrees to pay all of the non-breaching Party's costs and expenses (including reasonable attorneys' fees) related to the defense of any claims covered by this STR Agreement or any Company Released Party's efforts to enforce the terms of this STR Agreement, except this covenant not to sue does not apply to claims under the Older Worker Benefit Protection Act ("OWBPA") and the ADEA. Although Employee is releasing claims that Employee may have under the ADEA, Employee may challenge the knowing and voluntary nature of this release before a court, the Equal Employment Opportunity Commission ("EEOC") or any other federal, state, or local agency charged with the enforcement of any employment laws.

Notwithstanding the foregoing, nothing in this STR Agreement shall prevent Employee (or Employee's attorneys) from communicating with, filing a charge with, or cooperating with an investigation by, the EEOC, the National Labor Relations Board, the Securities and Exchange Commission, the Occupational Safety and Health Administration, or any other federal, state, or local agency charged with the enforcement of any laws—all with or without providing notice to the Company—or commencing an action or proceeding to enforce this STR Agreement. Further, this STR Agreement does not preclude Employee from exercising his rights, if any, under Section 7 of the National Labor Relations Act or under similar state law to engage in protected, concerted activity with other employees, including discussing his compensation or terms and conditions of employment.

In addition, nothing in this STR Agreement waives Employee's right to testify in an administrative, legislative, or judicial proceeding about alleged criminal conduct or alleged sexual harassment by the Company, or by the agents or employees of the Company, when Employee has been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.

11. BREACH OF STR AGREEMENT: Employee agrees that in the event of any breach or threatened breach of any provision of this STR Agreement, the Company shall, in addition to any other remedies available to it, be entitled to seek a temporary restraining order and/or preliminary and/or permanent injunction, or other equivalent relief, restraining Employee from any actual or threatened breach of this STR Agreement.

12. REPRESENTATIONS, WARRANTIES, AND COVENANTS:

The Parties represent and warrant to each other as follows:

a. This is a binding STR Agreement, enforceable against each of them in accordance with its terms;

b. The Parties have not sold, assigned, transferred, or otherwise disposed of any of the claims, demands, or rights that are the subject of this STR Agreement;

c. The Parties have full power and authority to enter into this STR Agreement and no further consent or approval is required as a condition to the validity of this STR Agreement;

d. The Parties have not relied on any representations or promises in entering into this STR Agreement except those expressly contained herein;

e. Each Party understands and agrees that the consideration provided to Employee under the terms of this STR Agreement is in addition to anything of value to which Employee is otherwise entitled;

f. Employee represents, warrants and confirms that, subject to Section 3 (Permitted Disclosures/Activities): (i) he has no claims, complaints or actions of any kind filed against the Company and Everest, with any court of law, or local, state or federal government agency; and (ii) upon payment of the amounts contemplated by this STR Agreement, he will have been properly paid for all hours worked for the Company, and that all commissions, bonuses and other compensation due to him will have been paid.

g. Employee warrants, represents and confirms that he has not incurred any unauthorized credit card charges or other liabilities of any nature for which the Company may be liable, and that he is currently unaware of any facts or circumstances that might give rise to a claim against the Company for any expenses incurred by Employee that are not otherwise reimbursable to Employee under the Company's expense policy;

h. Employee acknowledges and agrees that he has been paid all monies and compensation owed up to and including the date hereof; including but not limited to all wages, salary, commissions, vacation, and bonuses;

i. Employee acknowledges that the Company has provided to him all sick leave or family/medical leave to which he was entitled by law during the course of his employment;

j. Employee has reported to the Company or Everest all work-related injuries or occupational illnesses incurred by Employee during his employment with the Company;

k. The Company or Everest properly provided any leave of absence because of Employee's or any of his family members' health condition or military service and Employee has not experienced any improper treatment, conduct, or actions due to a request for or taking such leave; and

I. Employee has had the opportunity to provide the Company or Everest with written notice of all concerns about suspected ethical and compliance issues or violations on the part of the Company or Everest.

15. APPLICABLE LAW & FORUM: The Parties agree that Sections 8 (Arbitration), 16(b) (Law Governing), and 16(c) (Jurisdiction) of the Employment Agreement are incorporated into this STR Agreement by reference and shall govern any controversy, claim, dispute, suit, action, or proceeding arising out of or under, or relating to, this STR Agreement.

16. SEVERABILITY: Should any provision of this STR Agreement be declared illegal or unenforceable, such provision shall immediately become null and void, leaving the remainder of this STR Agreement in full force and effect; provided, however, that upon any finding by a court of competent jurisdiction or arbitrator that the general release in favor of the Company Released Parties set forth in Section 10 above is illegal, void or unenforceable, Employee agrees, promptly upon Everest's request, to execute a general release in favor of the Company Released Parties that is legal and enforceable.

17. NO OBLIGATION TO REHIRE: Employee agrees that the Company has no obligation, contractual or otherwise, to rehire, re-employ or recall Employee in the future. If Employee does apply for employment with the Company, its subsidiaries, or any of its affiliated companies, the Employee agrees that the Company, its subsidiaries, and its affiliated companies need not employ him, and that if the Company, its subsidiaries, and its affiliated companies decline to employ him, they shall not be liable to Employee for any cause or damages whatsoever. Nothing in this Agreement shall be construed to required that Employee leave a future employer that acquires, is acquired by, or becomes affiliated with the Company.

18. USE AS EVIDENCE: The Parties agree that this STR Agreement may be used as evidence in a later proceeding in which either Party alleges a breach of this STR Agreement or as a complete defense to any lawsuit brought by any party. Other than this exception, the Parties agree not to introduce this STR Agreement as evidence in any proceeding or in any lawsuit.

19. ADVICE OF COUNSEL: Employee acknowledges that he has read and fully understands the terms of this STR Agreement. The Company hereby advises Employee, in writing, to consult an attorney of his choice about the terms of this STR Agreement before signing this STR Agreement. Employee represents that he has been individually represented by legal counsel in negotiating all of the terms of this STR Agreement.

20. ENTIRE AGREEMENT: This STR Agreement sets forth the entire agreement between the Parties hereto and fully supersedes any and all prior and/or supplemental understandings, whether written or oral, between the Parties concerning the subject matter of this STR Agreement, including, but not limited to, the Employment Agreement, except for those provisions of the Employment Agreement expressly re-affirmed or incorporated by reference herein. Any modification to this STR Agreement must be in writing and signed by the Employee and Everest's Vice President, Human Resources or other authorized representative.

21. **COUNTERPARTS:** This STR Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

22. **NO MITIGATION:** In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this STR Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by Employee as a result of subsequent employment.

23. **ACKNOWLEDGEMENT & FULL UNDERSTANDING:** THE TERMS OF THIS STR AGREEMENT ARE THE PRODUCT OF MUTUAL NEGOTIATION AND COMPROMISE BETWEEN THE PARTIES. EMPLOYEE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS STR AGREEMENT. THE PARTIES HAVE ELECTED TO EXECUTE THIS STR AGREEMENT, TO THE FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE CONSIDERATION SET FORTH HEREIN, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS STR AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS.

THEREFORE, the Parties now voluntarily and knowingly execute this STR Agreement.

DATED: 3/13/2026

DocuSigned by:
Ricardo Anzaldua
9D36FD8615644C1...

Ricardo A. Anzaldua

Everest Global Services, Inc.

DATED: 3/13/2026

By: Signed by:
Christopher Kujawa
C0005905C6A7414...

Christopher Kujawa
EVP, Chief Human Resources Officer